                                                                                     Exhibit  99.1

CONTACT:
John C. Wobensmith
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8555

Genco Shipping & Trading Limited Announces Agreement to Acquire
Nine Capesize Vessels

Company Expands Fleet by 159% on a Tonnage Basis;
Announces New $1.4 Billion Credit Facility;
Company to Host Conference Call on Thursday, July 19, 2007 at 8:30 a.m. ET

NEW YORK, July 18, 2007 – Genco Shipping & Trading Limited (NYSE: GNK) today announced that it has agreed to acquire nine Capesize vessels from companies within the Metrostar Management Corporation group for an aggregate purchase price of approximately $1.1 billion. The acquisition is subject to the completion of customary additional documentation and closing conditions.

Two of the nine Capesize vessels were built in the first quarter of 2007 and are expected to be delivered to Genco during the third quarter of 2007. The remaining seven Capesize vessels are expected to be built, and subsequently delivered to Genco, between the fourth quarter of 2007 and the third quarter of 2009. Upon completion of the acquisition, Genco’s fleet will consist of nine Capesize, seven Panamax, seven Handymax, and five Handysize drybulk carriers, with a total carrying capacity of approximately 2,559,000 dwt and an average age of 8 years.

Robert Gerald Buchanan, President, commented, “Consistent with Genco’s goal of becoming the bellwether in the industry, the agreement to acquire nine Capesize vessels will expand the Company’s fleet of high quality vessels by well over 100 percent on a tonnage basis. By acquiring the largest class of drybulk vessels, we will also enhance our position for benefiting from the strong demand for iron ore and coal in China and other developing countries. With this acquisition, Genco has once again utilized management’s strong industry relationships to further enhance the Company’s modern fleet profile and future commercial prospects. Given that four of the nine Capesize vessels already secured on time charters ranging from approximately three to four years, we are well positioned to provide shareholders with stable earnings while maintaining the ability to benefit from the industry’s favorable long-term fundamentals.”

The following table sets forth information about the nine vessels to be acquired by the Company:

Acquisition Summary
Vessel	New Name	DWT	Shipyard	Built (1)	Expected Delivery	Time Charter Rate (2)

Ferro Goa	Genco Augustus	180,000	Imabari Shipbuilding Co. Ltd.	Q1 2007	Q3 2007	$45,263 (3)

Ferro Fos	Genco Tiberius	175,000	Universal Shipbuilding Corp.	Q1 2007	Q3 2007	$45,263 (3)

Hull 1044	Genco London	177,000	Shanghai Waigaoqiao Shipbuilding Co. Ltd.	Q4 2007	Q4 2007	$57,500 (4)

Hull 1118	Genco Titus	177,000	Shanghai Waigaoqiao Shipbuilding Co. Ltd.	Q4 2007	Q4 2007	$45,000 (5)

Hull 8071	Genco Constantine	180,000	Imabari Shipbuilding Co. Ltd.	Q2 2008	Q2 2008	n/a

Hull 1032	Genco Hadrian	170,500	Sungdong Heavy Industries Co. Ltd.	Q4 2008	Q4 2008	n/a

Hull 1033	Genco Commodus	170,500	Sungdong Heavy Industries Co. Ltd.	Q2 2009	Q2 2009	n/a

Hull 1034	Genco Maximus	170,500	Sungdong Heavy Industries Co. Ltd.	Q2 2009	Q2 2009	n/a

Hull 1041	Genco Claudius	170,500	Sungdong Heavy Industries Co. Ltd.	Q3 2009	Q3 2009	n/a

Total		1,571,000

(1) Built dates for vessels delivering in the future are estimates based on guidance received from the sellers and respective shipyards.

(2) Time charter rates presented are the gross daily charterhire rates before the payments of brokerage commissions ranging from 2.50% to 5.00% to third parties. In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents’ fees and canal dues.

(3) Currently, the Ferro Goa and the Ferro Fos, which are to be renamed the Genco Augustus and the Genco Tiberius, respectively, are each on charter with Cargill International S.A., for 35 to 39 months at a gross rate of  $45,263 per day. Both charters are due to expire between December 2009 and April 2010.

(4) Hull 1044, to be renamed the Genco London, is scheduled to be on charter with SK Shipping Co., Ltd. for 35 to 39 months at a gross rate of $57,500 per day. The charter is due to expire between September 2010 and January 2011.

(5) Hull 1118, to be renamed the Genco Titus, is scheduled to be on charter with Cargill International S.A., for 48 months at a gross rate of $45,000 per day. The charter, which is due to expire in January 2012, also includes a 50 percent index-based profit sharing component. The charterer has the option to extend the charter for a period of one year.

Genco plans to finance the acquisition of the nine vessels through borrowings under a new $1.4 billion revolving credit facility. The 10-year facility, underwritten by DnB NOR Bank ASA, is intended to replace the Company’s existing $550 million credit facility and the Company’s $155 million short-term credit facility and is subject to the execution of definitive agreements. Amounts borrowed under the facility will bear interest at LIBOR plus 0.80% through the fifth anniversary and 0.85% thereafter.

John C. Wobensmith, Chief Financial Officer, commented, “We are pleased to continue to successfully execute Genco’s growth strategy while adhering to our strict return requirements.  This acquisition significantly enhances our earnings power and meets our return criteria related to earnings and cash flow accretion as well as return on capital hurdles. In further solidifying the Company’s leading position in the drybulk industry, we intend to draw upon our financial strength, including our new $1.4 billion credit facility, to finance the nine-vessel acquisition. We expect that the new facility, which will have a ten year term and a favorable interest rate, will replace our $550 million and $155 million facilities and improve management’s ability to capitalize on growth opportunities that create long-term value. In our endeavors to meet this critical objective, we remain dedicated to seeking to distribute sizable dividends to our shareholders as we have since going public in July of 2005.”

Conference Call Announcement
Genco Shipping & Trading Limited plans to hold a conference call on Thursday, July 19, 2007 at 8:30 a.m., Eastern Time, to discuss the acquisition of the nine Capesize vessels. The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (800) 946-0783 or (719) 457-2658 and enter passcode 8762490.  A replay of the conference call can also be accessed until August 2, 2007 by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 8762490. The Company intends to place additional materials related to the acquisition, including a slide presentation, on its website prior to the start of the conference call.

About Genco Shipping & Trading Limited
Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Assuming the acquisition of the nine vessels, Genco Shipping & Trading Limited will own a fleet of 28 drybulk vessels, consisting of nine Capesize, seven Panamax, seven Handymax and five Handysize vessels, with a carrying capacity of approximately 2,559,000 dwt.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management's current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this press release are (i) execution of additional definitive documentation for the Company’s agreement to acquire the nine drybulk vessels; (ii) execution of definitive documentation for the new $1.4 billion credit facility; (iii) the fulfillment of the closing conditions under the Company’s agreement to acquire the nine drybulk vessels; (iv) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, repairs, maintenance and general and administrative expenses; (v) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2006, our Quarterly Reports on Form 10-Q, and our reports on Form 8-K. Our ability to pay dividends in any period will depend upon factors including the limitations under our loan agreements, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves. As a result, the amount of dividends actually paid may vary.

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